NEWS RELEASE

NETGEAR® Announces Appointment of New Board Member

San Jose, Calif. — December 23, 2014— NETGEAR®, Inc. (NASDAQ: NTGR) (www.netgear.com), a global networking company that delivers innovative products to consumers, businesses and service providers, today announced the appointment of Thomas H. Waechter to its board of directors, effective as of December 22, 2014. Mr. Waechter brings extensive operational and executive management experience in a variety of highly relevant technology companies and international industries. He fills a newly created seat on NETGEAR’s board of directors and has been appointed as a member of the nominating and corporate governance committee of the board as well. Mr. Waechter will stand for election at NETGEAR’s next annual stockholder meeting to be held in 2015, when it is anticipated that the board size will return to nine as a result of the departure of a retiring director.

Patrick Lo, Chairman and CEO of NETGEAR, commented, “We are extremely pleased to welcome Tom to the NETGEAR board of directors. We are excited about the wealth of strategic and operational experience and insight that he will contribute to our board, and we are confident that Tom will be an immediately impactful and valuable member.”

Mr. Waechter is President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation, a leading provider of communications test and measurement solutions and optical products. Prior to joining JDSU in 2007, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd. Mr. Waechter also serves as a member of the board of directors of Altera Corporation, a global provider of programmable semiconductors and related products. He holds a Bachelor of Business Administration from The College of William and Mary.

About NETGEAR, Inc.
NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless, Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR products are sold in approximately 45,000 retail locations around the globe, and through approximately 36,000 value-added resellers. The company's headquarters are in San Jose, Calif., with additional offices in over 25 countries. NETGEAR is an ENERGY STAR® partner. More information is available at www.NETGEAR.com or by calling (408) 907-8000. Connect with NETGEAR at twitter.com/NETGEAR and www.facebook.com/NETGEAR.

© 2014 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

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